Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into on May 23, 2010 (the “Commencement Date”) by and between Morgans Hotel Group Management LLC, a Delaware limited liability company with a principal place of business at 475 Tenth Avenue, New York, New York 10018 (the “Company”), and Joseph A. Magliarditi (“Employee”). The Company and Employee are collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.
WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company on the terms and conditions stated below.
NOW, THEREFORE, the Parties agree as follows:
1. Employment.
1.1 The Company hereby agrees to employ Employee and Employee hereby accepts employment, upon the terms and conditions contained in this Agreement. Employee shall commence his employment with the Company on or before June 7, 2010 (the “Employment Start Date”); it being understood and agreed that Employee is in the process of winding up his affairs with his current Employer as of the Commencement Date.
1.2 During the Employment Period (as defined below), Employee shall serve as Executive Vice President, Gaming for Morgans Hotel Group Co. (“MHGC”), President and Chief Executive Officer for the Hard Rock Hotel & Casino Las Vegas (the “Hard Rock”), Chief Operating Officer of Hard Rock Hotel Holdings, LLC (“HRHH”) and Chief Executive Officer of Hard Rock Hotel, Inc. (such position shall be deemed a member of the “Executive Staff” under the Property Management Agreement (as defined below)) with the appropriate authority, duties and responsibilities attendant to such positions, and any other duties as the Company may reasonably assign Employee from time to time, consistent with the duties and responsibilities of an executive at Employee’s level; subject, however, to the Company’s obligations under the Amended and Restated Property Management Agreement, dated as of May 30, 2008 among HRHH Hotel/Casino, LLC, HRHH Development, LLC, HRHH Café, LLC and the Company, as further amended, modified or supplemented from time to time (the “Property Management Agreement”). Notwithstanding anything to the contrary contained herein, Employee understands and agrees that (a) the finance and internal audit departments at the Hard Rock report to and take direction from the Chief Financial Officer of the Company and correspondingly the HRHH Board of Directors, (b) the legal department at the Hard Rock reports to and takes direction from the General Counsel of the Company, (c) the development team responsible for intellectual property rights and new business development shall report to the Company’s Chief Investment Officer or the Company’s officer with equivalent functions, provided, however that each such department/team shall have a dotted line reporting relationship to Employee and to the HRHH Board, subject to the Property Management Agreement. The Human Resources Vice President at the Hard Rock shall report to Employee but shall have a dotted-line reporting relationship to the Chief Executive Officer of the Company. Without limiting the generality of the foregoing, Employee shall be responsible for overseeing and directing the day-to-day gaming and non-gaming operations at the Hard Rock including without limitation, the finance and internal audit departments, the legal department, the project development team and the human resources department. During the Employment Period, and excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote substantially his full time, energies and best efforts to the performance of his duties for the Company or its Affiliates (as defined in the Property Management Agreement), to the exclusion of all other business or employment activities. In the performance of his duties hereunder, Employee shall report to and take direction from the Company’s Chief Executive Officer; it being understood, however, that Employee will have a dotted-line reporting relationship to the HRHH Board of Directors (“HRHH Board”) subject to the Property Management Agreement. Notwithstanding the foregoing or anything else contained herein to the contrary, Employee may pursue personal investments and charitable work with the entities set forth in Exhibit A attached hereto, and, with the Company’s prior approval, any other entities so long as such activities do not in any way conflict with or detract from his responsibilities under this Agreement.
1.3 Employee shall comply in all material respects with all applicable statutes, laws, rules, regulations, orders, codes, permits, authorizations, building regulations, zoning laws and ordinances of any governmental authority, including, without limitation, the Gaming Authorities (as defined below), as amended from time to time, now or hereinafter in effect, including, without limitation, the Gaming Laws (as defined below), having jurisdiction over the Company, any Affiliate of the Company, Employee or this Agreement (collectively, “Applicable Laws”). Employee shall comply in all material respects with all lawful written policies, procedures, rules and regulations now and hereafter adopted by the Company or its Affiliates. In the event Employee is required by the Gaming Authorities to do so, Employee shall submit any applications, filings and other submissions required by the Gaming Authorities to obtain all approvals, consents, licenses, permits, authorizations, registrations, declarations, concessions, orders, filings, notices, findings of suitability, franchises, entitlements, waivers and exemptions that are necessary to perform his obligations hereunder (collectively, the “Gaming Approvals”). The Company understands, acknowledges and agrees that it shall be solely responsible for all fees, costs and expenses, including, without limitation, attorneys’ fees and costs, in connection with Employee obtaining and maintaining any and all the Gaming Approvals.
1.4 For purposes of this Agreement, the “Gaming Authorities” shall be defined as those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any applicable jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board and “Gaming Laws” shall be defined as all Applicable Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any applicable jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in the Nevada Revised Statutes Chapter 463, and the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code.

1.5 Employee hereby represents and warrants that, to the best of Employee’s knowledge, Employee’s employment by the Company will not violate or constitute a breach of any contractual obligation, including without limitation any non-compete or non-solicitation agreement, with any person or entity, and further that, to the best of his knowledge, he is not currently subject to any non-competition obligation; however, the Parties understand and agree that Employee is and will continue to be subject to, and Employee represents and warrants that he will comply with the non-solicitation obligations set forth in Section 8(a) of that certain Employment Agreement between Employee and The M Resort LLC dated as of June 1, 2008.
2. Compensation.
The Company shall pay to Employee, and Employee shall accept, as payment for the services Employee renders to the Company, remuneration in the following amounts and forms:
2.1 Annual Base Salary. During the Employment Period, the Company will pay Employee an annual base salary of at least $650,000 per year (the “Annual Base Salary”) payable in accordance with the Company’s standard payroll policies and practices, which may be adjusted upward at the Company’s sole discretion from time to time. No increase in Annual Base Salary shall limit or reduce any other right of or obligation to Employee under this Agreement. Annual Base Salary shall not be reduced at any time (including after any such increase) without Employee’s prior written consent and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. The Company customarily conducts annual performance reviews and at that time a reevaluation of Employee’s Annual Base Salary is usual.
2.2 Annual Bonus. Subject to Employee’s continued employment with the Company and during the Employment Period, Employee may be paid an annual cash bonus (“Annual Bonus”) with a maximum level of 75% of Annual Base Salary, based upon reasonable annual performance targets determined by the Company’s Chief Executive Officer in conjunction with Employee and approved by the HRHH Board. Such performance targets will be finalized by the end of the first calendar quarter of each year, beginning with calendar year 2011. The exact amount of Employee’s Annual Bonus, if any, shall be determined in the Company’s sole discretion. Annual Bonus will be paid in one lump sum annually, usually within two months after the end of the calendar year to which the Annual Bonus relates, but in no event later than March 15th of the following year. Subject to the provisions of this Agreement, Employee must be employed by the Company on the date bonuses are paid to the Company’s employees in order to be entitled to receive the Annual Bonus. Employee’s Annual Bonus for 2010, if any, shall be pro rated for the amount of time Employee works for the Company during 2010, and within 30 days after Employee commences employment, Employee and the Company shall set reasonable performance goals upon which Employee’s 2010 Annual Bonus may be based.
2.3 Phantom Equity Grant. Promptly after the Commencement Date, Employee shall be granted a phantom equity award that is tied to the value of common stock of MHGC by making an award to Employee of 50,000 phantom restricted stock units (the “Initial Phantom Equity Grant”) under MHGC’s Amended and Restated 2007 Omnibus Stock Incentive Plan (the “2007 SIP”). The Initial Phantom Equity Grant shall be evidenced by an award agreement which is substantially in the form approved by MHGC’s Board of Directors (the “Board” or “Board of Directors”) and which provides that such phantom equity awards shall vest as to one-third thereof on each of the first three anniversaries of the date of grant (the “Initial Award Agreement”). The terms of the

Initial Award Agreement will govern the Initial Phantom Equity Grant; provided, however, that, to the extent there is any conflict between the terms of this Agreement and the terms of the Initial Award Agreement with respect to the definitions of Cause (as defined below) or Good Reason (as defined below), or otherwise, the terms of this Agreement shall control. In addition to the Initial Award Agreement, this Section 2.3, and Sections 3.3 and 3.4 of this Agreement shall be deemed an Award Agreement as such term is defined in the 2007 SIP.
2.4 Expenses. During the Employment Period, Employee shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of his services to the Company consistent with written corporate policies, including, without limitation, travel, lodging, restaurant, and legal fees associated with Gaming Approvals, provided that the expenses are properly accounted for, on the same basis as other, similarly situated employees. The Company shall reimburse Employee for all reasonable costs and expenses relating to Employee’s cellular telephone, in accordance with Company policies and procedures. Notwithstanding the generality of the foregoing, or any policy or procedure of the Company or its Affiliates to the contrary, Employee shall be entitled to transfer Employee’s existing telephone number to the cellular phone carrier/plans established for use by the Company’s employees, and shall further be entitled to retain such telephone number upon the expiration or termination of the Employment Period for any reason. Additionally, the Company understands and agrees that Employee’s contacts included in Employee’s cellular phone shall be and remain Employee’s property during the Employment Period and after the expiration or termination thereof for any reason. The Company further agrees to reimburse Employee for up to $7,500.00 in legal fees associated with the negotiation and drafting of this Agreement.
2.5 Fringe Benefits. Employee will be eligible for all benefits, including medical, dental, life insurance and 401(k) on the same basis as other, similarly situated executives and in accordance with the terms of the various plans governing these benefits.
2.6 Vacation. Employee shall be eligible for four weeks of annual paid vacation to be accrued in accordance with the Company’s policy for its other senior executives.
2.7 HRHH Board Approval. For as long as the Property Management Agreement is in full force and effect and Employee is performing the job duties of a member of the Executive Staff, all determinations to be made with respect to the salary, bonuses, equity awards or other compensation of Employee under this Agreement shall be subject to the approval of the HRHH Board, including, without limitation: (a) any increase to Annual Base Salary; (b) any performance targets established by the Company for Annual Bonus, whether such performance targets have been met and the amount of each Annual Bonus; (c) the vesting schedule established for purposes of the Initial Phantom Equity Grant or any other equity or phantom equity awards with vesting criteria, and whether such criteria has been met; (d) the target value, actual value and/or number of phantom equity awards or other equity awards granted to the Employee and (e) unless such award agreement is substantially in the form generally used by the Company for other employees, the form of the Initial Award Agreement, or other phantom equity or other equity award agreements. Notwithstanding the generality of the foregoing, the Company hereby represents and warrants that, as of the Commencement Date, all necessary actions to approve the Initial Phantom Equity Grant and the Initial Award Agreement have been taken and the necessary approvals have been obtained.

2.8 Potential Additional Participation. If, during the Employment Period, an equity or special bonus plan or program for employees of the Hard Rock is adopted, Employee will be eligible to participate in such plan(s) or program(s) on terms and conditions determined in the sole discretion of the HRHH Board.
3. Term and Termination.
3.1 Term. This Agreement shall be effective and the Parties bound to perform the obligations contemplated hereby upon the Commencement Date. Notwithstanding the generality of the foregoing, the term of Employee’s employment hereunder shall commence on Employment Start Date and shall terminate on the fourth anniversary thereof (the “Employment Period”). For purposes of clarity, any references to the termination of Employee’s employment with the Company for any reason shall be deemed to contemplate a termination of this Agreement and the Employment Period contemplated hereby, and such references may be used interchangeably throughout this Agreement, except to the extent the context may specifically provides otherwise.
3.2 Termination Upon Death or Disability. The Employment Period and Employee’s employment shall terminate automatically upon Employee’s death. If the Company determines in good faith that the Disability (as defined below) of Employee has occurred during the Employment Period, it may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 30th day after Employee’s receipt of such written notice (the “Disability Effective Date”), provided that Employee shall not have returned to full-time performance of Employee’s duties within the 30 days after such receipt, in which case the termination shall be of no force and effect. For purposes of this Agreement, “Disability” shall mean the inability of Employee to perform his essential duties for the Company on a full-time basis for 180 calendar days during any consecutive 12 month period as a result of incapacity due to mental or physical illness. Other than as set forth in Section 4.3 hereof, the Company shall have no further obligations to Employee upon a termination as a result of death or Disability.
3.3 Termination by the Company. The Company may terminate Employee’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)
Employee’s material and continuing failure to (A) comply with the Company’s or its Affiliates’ written and lawful policies or rules, (B) follow specific and lawful instructions from the Company’s Chief Executive Officer or the HRHH Board or (c) perform his properly assigned duties;

(ii)	Employee’s material breach of the provisions of this Agreement;

(iii)	Employee’s embezzlement or misappropriation of Company or any of its Affiliates’ funds;

(iv)	Employee’s commission of any act of criminal fraud upon the Company or any of its Affiliates;

(v)	Employee’s conviction of or pleading guilty or no contest to a crime that constitutes a felony;

(vi)	Employee’s breach of any fiduciary duty owed to the Company or any of its Affiliates;

(vii)	Employee’s knowing violation of any Applicable Law that affects his performance of or ability to perform any of his duties or responsibilities with the Company or any of its Affiliates;

(viii)
any act, omission or statement by Employee which results in Employee or the Company or its Affiliates having been found unsuitable or denied or disqualified from eligibility for any license or approval by the Nevada Gaming Authorities or which causes the Company to reasonably believe that Employee’s continued employment would jeopardize the business, reputation or licenses of the Company or any of its Affiliates;

(ix)
the Company’s determination, in its reasonable discretion, that it is likely that the Company’s continued affiliation or contractual relationship (including this Agreement) with Employee will preclude or materially delay, impede, jeopardize or impair the ability of the Company or its Affiliates to obtain or retain any gaming licenses in any jurisdiction, or result in the imposition of materially burdensome terms and conditions on any such gaming licenses or subject the Company or its Affiliates to any disciplinary proceedings by any Gaming Authorities or constitute a violation of Applicable Laws; or

(x)
any (A) act or omission over which Employee reasonably has control that directly or indirectly conflicts with or constitutes a default or breach (or an event that with notice or lapse of time or both would become a default or breach) by the Company or any of its Affiliates under the Property Management Agreement or the Operating Agreement (as defined in the Property Management Agreement), or (B) act or omission over which Employee reasonably has control that prevents or impairs the payment of any fees or other payments due to the Company or any of its Affiliates under the Property Management Agreement, except for any such act or omission taken at the express written direction of the Chief Executive Officer of the Company;

provided, however, that no termination pursuant to clause (i), (ii), (vi), (vii), (viii), or (x)(B) shall be effective unless the conduct providing Cause to terminate continues after Employee has been given written notice thereof and 30 days in which to cure the same, except that such cure period shall be extended in the event the cure is reasonably likely to take longer than 30 days and Employee has commenced to cure during the original 30 day period and diligently pursues such cure to completion.

3.4 Termination by Employee. Employee’s employment may be terminated by Employee with or without Good Reason, upon forty five (45) days notice to the Company of his intention to terminate his employment. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of Employee in Employee’s sole and absolute discretion:
(i)
any failure by the Company to comply with any of the provisions of Section 2 of this Agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Employee;

(ii)
the assignment to Employee, or the removal from Employee, of any duties or responsibilities that results in a material diminution of Employee’s duties or that are materially inconsistent with Employee’s title, position, status, reporting relationships, authority, duties or responsibilities as contemplated by Section 1.2 hereof or any other action by the Company which results in a diminution in Employee’s title, position, status, reporting relationships, authority, duties or responsibilities;

(iii)	any failure by the Company to comply with and satisfy Section 10.3 of this Agreement;

(iv)	a material breach by the Company of any written agreement between the Company and Employee, including, without limitation, this Agreement and any award agreement; and

(vii)	any request by the Company that Employee relocate from Las Vegas, Nevada (unless Employee consents, in Employee’s sole and absolute discretion, to such relocation in writing).
Notwithstanding the foregoing, placing the Employee on a paid leave for up to 30 days, pending the determination of whether there is a basis to terminate the Employee for Cause, shall not constitute a “Good Reason” event; provided, however, that, if the Company fails to notify Employee of its determination whether there is a basis to terminate the Employee for Cause within 30 days after Employee is placed on such paid leave, such action shall constitute Good Reason. Employee must notify the Company, in writing, within 60 days after Employee has knowledge that an event constituting Good Reason has occurred, of his intent to resign from employment for Good Reason in order for such event to constitute Good Reason.

3.5 Termination After Notice of a Termination of the Property Management Agreement.
(a) If a notice of termination is tendered under the Property Management Agreement for any reason, (i) the Company may notify Employee, in writing, of its intent to offer Employee alternative employment with the Company after the Property Management Agreement is terminated and shall designate the position in which it intends to employ Employee and such other additional information as is customary and reasonable (an “Employment Notice”) and (ii) HRHH may notify Employee, in writing, of its intent to offer Employee continued employment at the Hard Rock as its Chief Executive Officer and President, or in a position of similar or greater status and responsibility, on substantially similar or better terms as those contained in this Agreement (an “Employment Offer”).
(b) Any Employment Notice or Employment Offer, if any, shall be given to Employee within seven days after the Company receives the notice of termination of the Property Management Agreement. If no Employment Notice or Employment Offer is given to Employee or if Employee fails to provide the Company or HRHH, as applicable, with written notice of his intent to accept such employment within 14 days after the Employment Notice or Employment Offer has been given to Employee, which determination is in Employee’s sole and absolute discretion, the Employment Period and Employee’s employment with the Company shall terminate on, and the Date of Termination (as defined below) shall be, one day prior to the date on which the Property Management Agreement terminates.
(c) Upon such termination, (i) Employee shall be entitled to the benefits of Section 4.4 hereof if Employee rejects or does not receive any Employment Notice and does not receive an Offer of Employment conforming to the requirements of Section 3.5(d) hereof or (ii) Employee shall be entitled to the benefits of Section 4.3 hereof if Employee rejects or does not receive any Employment Notice and receives and rejects or fails to timely respond to an Offer of Employment conforming to the requirements of Section 3.5(d). For purposes of clarity, to the extent Employee continues to be employed by either the Company or the Hard Rock after the termination of the Property Management Agreement pursuant to either an Employment Notice or Employment Offer, Employee shall not be entitled to receive any of the benefits set forth in Section 4 hereof except that, if Employee remains employed by the Hard Rock, Employee shall be entitled to receive from the Company the benefits set forth in Section 4.3 hereof through the Date of Termination.
(d) Notwithstanding the generality of the foregoing, an Employment Offer shall be deemed to be on “substantially similar or better terms” even if it contains reporting relationships and titles associated with such employment that are different from those established by the Company and set forth in Section 1.2 hereof if it provides, at a minimum, (i) that Employee’s duties, position, responsibilities and authority to direct the day-to-day gaming and non-gaming operations at the Hard Rock will be substantially similar to or greater than those of Employee at the time of the Employment Offer, (ii) the offered salary is the same as or greater than the Annual Base Salary, (ii) the offered bonus potential is the same as or greater than the Annual Bonus, (iii) the fringe benefits offered in the aggregate are substantially similar to or better than those provided in Sections 2.5 or 2.6 hereof, (iv) contains non-competition covenants no more restrictive than those required in this Agreement and (v) contains a term of employment no longer than the unexpired portion of the Employment Period remaining as of the date of termination of the Property Management Agreement.

4. Obligations upon Termination of Employment.
4.1 Termination by the Company Without Cause, or by Employee for Good Reason, or Pursuant to Section 10.3 Hereof. If, during the Employment Period, the Company terminates Employee’s employment without Cause, Employee resigns for Good Reason, or a successor to the Company’s interests, business and or assets fails to assume the Company’s obligations under this Agreement, then, except as provided in Section 11 of this Agreement, the Company shall have no further obligations to the Employee other than:
(i)	to pay Employee his Annual Base Salary through the Date of Termination to the extent theretofore unpaid and to reimburse Employee for any business expenses not previously reimbursed;

(ii)	to continue to pay Employee his Annual Base Salary for a period of 18 months after the Date of Termination;

(iii)	to continue to provide Employee with medical and dental insurance benefits on the same basis as its other executive employees for a period of 18 months after the Date of Termination;

(iv)
to the extent not theretofore paid or provided, to pay or provide to Employee in any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company through the Date of Termination, including, without limitation, any accrued but unused vacation; and

(v)	to fully vest the unvested portion, if any, of the Initial Phantom Equity Grant.
4.2. Termination as the Result of a Change in Control. If, at the time of or during the 12 month period following the effective date of any Change in Control (as defined below), the Company terminates Employee’s employment with or without Cause or Employee resigns for Good Reason then, except as provided in Section 11 of this Agreement, the Company shall have no further obligations to Employee other than:
(i)	to pay Employee Annual Base Salary through the Date of Termination to the extent theretofore unpaid and to reimburse Employee for any business expenses not previously reimbursed;

(ii)	to continue to pay Employee Annual Base Salary for a period of 18 months after the Date of Termination;

(iii)	to continue to provide the Employee with medical and dental insurance benefits on the same basis as its other executive employees for a period of 18 months after the Date of Termination;

(v)
to the extent not theretofore paid or provided, to pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company through the Date of Termination, including, without limitation, any accrued but unused vacation; and

(v)	to fully vest the unvested portion, if any, of the Initial Phantom Equity Grant.
As used in this Agreement, a “Change in Control” shall mean a “Corporate Transaction” as set forth in the 2007 SIP, and “Date of Termination” shall mean the effective date on which Employee’s employment with the Company ends for any reason.
4.3 Termination by the Company for Cause, Termination by Employee Without Good Reason, Termination Upon Death or Disability, or Termination under Section 3.5(c)(ii) Upon Termination of the Property Management Agreement. If, during the Employment Period, the Company terminates Employee’s employment for Cause, death or Disability, the Employee resigns without Good Reason, or Employee’s employment terminates upon termination of the Property Management Agreement pursuant and subject to Section 3.5(c)(ii), and except as provided in Section 11 of this Agreement, the Company shall pay to Employee, his estate or beneficiaries, as applicable, Employee’s Annual Base Salary through the Date of Termination, any accrued, unused vacation time as of his Date of Termination, and any reasonable business expenses incurred by Employee through the Date of Termination, and, if Employee’s employment terminates upon death or Disability, the Initial Phantom Equity Grant shall immediately vest in accordance with the terms of the Initial Award Agreement.
4.4 Termination Upon Termination of Property Management Agreement under Section 3.5(c)(i). If Employee’s employment terminates due to a termination of the Property Management Agreement, pursuant and subject to Section 3.5(c)(i), and except as provided in Section 11 of this Agreement, the Company shall have no further obligations to Employee, and HRHH shall have no further obligations to Employee other than:
(i)	to pay Employee Annual Base Salary through the Date of Termination to the extent theretofore unpaid and to reimburse Employee for any business expenses not previously reimbursed;

(ii)	to continue to pay Employee Annual Base Salary for a period of 18 months after the Date of Termination;

(iii)	to continue to provide Employee with medical and dental insurance benefits on the same basis as its other executive employees for a period of 18 months after the Date of Termination;

(iv)	to pay Employee a lump sum equal to the value of any unvested portion, if any, of the Initial Phantom Equity Grant; and

(v)
to the extent not theretofore paid or provided, to pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company through the Date of Termination, including, without limitation, any accrued but unused vacation.

4.5 Termination at the End of the Employment Period. If Employee’s employment terminates at the end of the Employment Period, then, except as provided in Section 11 of this Agreement, the Company shall have no further obligations to the Employee other than:
(i)	to pay Employee Annual Base Salary through the Date of Termination to the extent theretofore unpaid and to reimburse Employee for any business expenses not previously reimbursed;

(ii)	to continue to pay Employee Annual Base Salary for a period of six months after the Date of Termination;

(iii)	to continue to provide Employee with medical and dental insurance benefits on the same basis as its other executive employees for a period of six months after the Date of Termination; and

(iv)
to the extent not theretofore paid or provided, to pay or provide to Employee in any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company through the Date of Termination, including, without limitation, any accrued but unused vacation.

4.6 Release of Claims. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, the payment of the termination payments and benefits provided for in Sections 4.1, 4.2, 4.4 and 4.5 are conditioned upon the execution and delivery by the Employee of a release of claims by Employee, which document shall include a mutual non-disparagement provision, and Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation). Within three days of such a termination, the Company shall provide a general customary release to Employee, which Employee must sign within 30 days following the termination.
4.7 Resignation from Certain Directorships. Unless the Company agrees in writing to waive this requirement, upon the termination of Employee’s employment for any reason, Employee agrees to promptly resign from: (i) office as a director of any Affiliate of the Company or any other entity to which the Company appoints Employee to serve as a director; (ii) from all offices held by Employee in any or all of such entities in clause (i) above; and (iii) all fiduciary positions (including as trustee) held by Employee with respect to any pension plans or trusts established by the Company or any such entities in clause (i) above.
5. Treatment of Confidential Information.
Employee hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to Confidential Information (as defined below) of a special and unique nature and value relating to the Company and its strategic plan and financial operations. Employee further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, Employee hereby covenants and agrees that he will use Confidential Information for the benefit of the Company only and shall not at any time, directly or indirectly, during the Employment Period and thereafter divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his own benefit or for the benefit of others. Notwithstanding the foregoing, Employee shall be authorized to disclose Confidential Information: (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law); (ii) in any criminal proceeding against him after providing the Company with prior written notice and an opportunity to seek protection for such Confidential Information; and (iii) with the prior written consent of the Company.
For purposes of this Agreement, “Confidential Information” shall mean confidential or proprietary information, knowledge or data concerning the Company and its Affiliates or HRHH and its Affiliates businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or becomes generally available to the public or is, at the time in question, in the public domain other than as a result of an unauthorized disclosure by Employee; (ii) was known or available to Employee on a non-confidential basis prior to the Commencement Date; or (iii) becomes available to Employee from a source other than the Company, its agents or representatives (or former agents or representatives).
6. Non-Compete.
6.1 During the Employment Period and during the Non-Compete Period (as defined below), Employee shall not, directly or indirectly, own, manage, join, control, operate, consult with, render services for, or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, or in any other manner engage in any business (including but not limited to, any business of, with or in connection with DLJMB or its Affiliates, or HRHH or its Affiliates, but only if, as and when Employee ceases employment with the Company), which, directly or indirectly, competes with, or in any way interferes with, the business of the Company or any of its Affiliates (which solely for the purposes of this Section 6.1 shall be deemed to include HRHH and its Affiliates during (i) the period Employee is performing the job duties of a member of the Executive Staff and (ii) the Non-Compete Period) in any part of the Restricted Territory; provided, however, that the foregoing shall not restrict Employee from any such activities undertaken for the benefit of the Company or its Affiliates, DLJMB or its Affiliates or HRHH or its Affiliates, or prohibit Employee from continuing to work for the Hard Rock after the Property Management Agreement has been terminated.
6.2 For purposes of this Agreement, “Non-Compete Period” shall mean, (i) the 12 month period immediately following the Date of Termination for any reason other than a separation from employment by the Company for Cause or as the result of an expiration of the Term of this Agreement, or (ii) the six month period immediately following the expiration of the Term of this Agreement, and “Restricted Territory” shall mean Las Vegas, Nevada, any area within 20 miles of Las Vegas, Nevada, and any other city in which the Company owns or operates properties on the Date of Termination.

6.3 Employee agrees that, during the Employment Period and for a period of 12 months after the Date of Termination (the “Restricted Period”), he: (i) will not take any action, or fail to take any action, that would reasonably be expected to have a material, adverse impact on the Company or any of its Affiliates, or its or their respective partners, joint venture partners, directors, officers, agents or employees; and (ii) will not (A) initiate or otherwise participate in any actual or threatened solicitation of proxies, written consents to vote, or purchase or sale of all or any material portion of the assets or securities of the Company or any of its Affiliates, (B) seek to advise or influence any person or entity with respect to any of the foregoing, or (C) nominate any individual for election as a director of the Company or any of its Affiliates. In addition, during the Restricted Period, Employee agrees that he will not, without the consent of the Company’s Chief Executive Officer, engage in any material discussion of the Company’s or any of its Affiliate’s business, affairs, operations, assets, strategy or prospects, with any current or former employee, officer, director, agent, or joint venture partner of the Company or any of its Affiliates, or with any third party, or otherwise act or seek to control or influence management of the Company or any of its Affiliates. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing contained in this Section 6.3 is intended to restrict Employee from employment that is otherwise permitted by this Agreement.
6.4 Notwithstanding the foregoing, nothing herein shall prohibit Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation or entity that is publicly traded, so long as Employee has no active participation in the business of such corporation. Employee understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but Employee nevertheless believes that he has received and will receive sufficient consideration and other benefits as an Employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given Employee’s education, skills and ability), Employee does not believe would prevent him from otherwise earning a living.
6.5 The provisions of this Section 6 shall inure to the benefit of each of the Company, HRHH, and their respective Affiliates, successors and assigns.
7. Non-solicitation.
During the Employment Period and for a period of two (2) years thereafter, regardless of the reason Employee’s employment with the Company terminates, Employee shall not, directly or indirectly (but excluding any general solicitation to the public not targeted at such employees, customers, suppliers, licensees or other business relation of the Company): (i) induce or attempt to induce any employee of the Company or any of its Affiliates to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company or any of its Affiliates to any third person, firm or corporation, or in any way knowingly interfere with the relationship between the Company or any of its Affiliates, on the one hand, and any employee thereof, on the other hand; (ii) knowingly induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates; or (iii) in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any of its Affiliates, on the other hand. Section 7, HRHH and its direct and indirect subsidiaries shall be deemed to be Affiliates of the Company.

8. Remedies.
Employee acknowledges that the breach or threatened breach of this Agreement may cause the Company irreparable harm to its business and good will, for which there may be no adequate remedy at law. Consequently, in the event that Employee breaches or threatens to breach this Agreement, the Company shall be entitled to seek the issuance by a court of competent jurisdiction of an injunction, restraining order, or other equitable relief in favor of itself, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any violation. Any right to obtain an injunction, restraining order or other equitable relief under this Section 8 shall not be deemed a waiver of any right to assert any other remedy the Company may have at law or in equity.
9. Tax Liability
9.1 Limitations Under Code Section 409A
(a) Anything in this Agreement to the contrary notwithstanding, if (A) on the Date of Termination of Employee’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) Employee is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B), (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1), as a result of such termination, Employee would receive any payment that, absent the application of this Section, would be subject to interest and additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(2)(B)(i), then no such payment shall be payable prior to the date that is the earliest of (1) six (6) months and one day after Employee’s Date of Termination, (2) Employee’s death or (3) such other date (the “Delay Period”) as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). In particular, with respect to any lump sum payment otherwise required hereunder, in the event of any delay in the payment date as a result of Section 409A(a)(2)(A)(i) and (B)(i), the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.
(b) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(c) In addition, other provisions of this Agreement or any other such plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A.
(d) For purposes of Section 409A, each payment made after termination of employment, including COBRA continuation reimbursement payment, will be considered one of a series of separate payments.
(e) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(f) Any amount that Employee is entitled to be reimbursed under this Agreement that may be treated as taxable compensation, including any gross-up payment, will be reimbursed to Employee as promptly as practical and in any event not later than 60 days after the end of the calendar year in which the expenses are incurred; provided that Employee shall have provided a reimbursement request to the Company no later than 30 days prior to the date the reimbursement is due. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.
(g) The Company shall not be obligated to reimburse Employee for any tax penalty or interest or provide a gross-up in connection with any tax liability of Employee under Section 409A.
(h) Any Annual Bonus that is earned pursuant to Section 2 hereof shall be paid, whether as cash or equity as provided above, between January 1 and March 15 of the year following the year for which such annual bonus was earned; provided, however, that if the Board shall determine that it is administratively impracticable, which may include inability of the Company to gain certification of its financial statements, to make such Annual Bonus payment by March 15, any such payment shall be made as soon as reasonably practicable after such period and in no event later than December 31 of the year following the year for which such Annual Bonus was earned.
(i) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(j) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of Annual Base Salary or other compensation is to be paid for a specified continuing period of time beyond the date of termination of Executive’s employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.
9.2 It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.
10. Successors; Assumption and Assignment.
10.1 This Agreement is personal to Employee and without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s heirs, executors, administrators and legal representatives.
10.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement other than as described in Sections 10.3 and 10.4 below.
10.3 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the interests, business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Should any such successor fail to assume the Company’s obligations under this Agreement, Employee shall be entitled to the benefits set forth in Section 4.1 of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its interests, business and/or assets as aforesaid.
10.4 Notwithstanding the foregoing or anything else in this Agreement to the contrary, if, as and when the Company no longer manages the Hard Rock (the “Assignment Trigger”), all rights, interests, obligations, and liabilities in and of the Company under this Agreement shall automatically vest in and are hereby assumed by HRHH effective on the Assignment Trigger, and, the Company hereby assigns all of its rights, interests, obligations and liabilities in and to this Agreement to HRHH effective on the Assignment Trigger, and such assignment and assumption shall relieve and release the Company of and from any and all claims, liabilities, and obligations whatsoever under this Agreement. Without prejudice to Employee’s rights to accept or reject any subsequent employment pursuant to Section 3.5, Employee hereby agrees to and accepts such assignment, assumption and release, and acknowledges and agrees that effective on the Assignment Trigger, his sole recourse for the obligations and liabilities of the Company under this Agreement shall be against HRHH, as assignee, and Employee shall have no further remedies or claims against the Company pursuant to this Agreement or applicable law; provided however, that, on and after the Assignment Trigger, Employee may assert against HRHH any and all claims, liabilities, rights and obligations Employee had against or with respect to the Company at the time of the Assignment Trigger, whether known or unknown, and HRHH shall stand in the shoes of the Company for purposes of those claims, liabilities, rights and obligations of the Company; and provided, further, that, upon the Assignment Trigger if Employee continues employment with HRHH, Employee and HRHH may, upon mutual agreement, modify the terms of this Agreement or terminate it in its entirety, other than this Section 10.4, which shall remain binding on the parties to this Section 10.4. An assumption and assignment occurring pursuant to this Section 10.4 shall not in and of itself be deemed Good Reason for Employee to terminate this Agreement. The Parties and HRHH further agree that, effective on the Assignment Trigger, this Agreement shall be deemed to be automatically modified so that: (i) Employee shall no longer be an employee of the Company or the Executive Vice President, Gaming of MHGC; and (ii) all references to the Company in this Agreement shall be deemed to be references to HRHH.
11. Indemnification.
11.1 If Employee is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as defined below) by reason of the fact that he is or was a director, officer, employee, agent, manager, trustee, consultant or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another person or entity, or if any Claim (as defined below) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Employee’s service in any of the foregoing capacities, then Employee shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Organization and Operating Agreement of the Company, or if greater, by Applicable Law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Employee in connection therewith or in connection with seeking to enforce his rights under this Section 11, and such indemnification shall continue as to Employee even if he has ceased to be a director, member, employee, agent, manager, trustee, consultant or representative of the Company or other person or entity and shall inure to the benefit of Employee’s heirs, executors, administrators and legal representatives. Employee shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and other charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 11, any such advancement to be made within 15 days after he gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include, to the extent required by Applicable Law, an undertaking by the Employee to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Employee would otherwise have (including, without limitation, by agreement or under Applicable Law). For purposes of this Agreement, “Claim” shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information and “Proceeding” shall include, without limitation, any actual, threatened, or reasonably anticipated, action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.
11.2 A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Employment Period and thereafter until the later of (x) the sixth anniversary of the Date of Termination and (y) the date on which all claims against Employee that would otherwise be covered by the policy (or policies) would become fully time barred, providing coverage to Employee that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.
12. Severability
If a court of competent jurisdiction holds any provision of this Agreement to be illegal, invalid or unenforceable, the remainder of the provisions of this Agreement shall continue in full force and effect. Further, if any court of competent jurisdiction construes any portion of any of the covenants contained in this Agreement to be unenforceable or unreasonable as to scope, the court may and is requested by the Parties to modify and enforce the covenants to the extent reasonable.
13. Entire Agreement; Amendment.
This Agreement expresses the entire and exclusive understanding of the Parties to this Agreement only with respect to the matters covered by this Agreement and incorporates any and all prior agreements, understandings, negotiations and discussions relating hereto, whether written or oral, all of which are hereby terminated and canceled. This Agreement may be modified or amended only by a written instrument manually signed by all Parties.
14. Applicable Law.
This Agreement has been made under and shall be construed and enforced in accordance with the laws of the State of Nevada, notwithstanding its choice of law rules to the contrary. The courts located in Clark County, Nevada shall have sole and exclusive jurisdiction and venue over any matter arising out of or connected with this Agreement, to which all Parties and any Affiliates, as applicable, submit to jurisdiction.
15. Notice.
Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be sent (i) by hand delivery against receipt, (ii) by U.S. certified mail, postage prepaid, return receipt requested, (iii) by a nationally recognized overnight courier to the address of the Parties first listed above. Notices hand delivered shall be deemed delivered upon delivery. Notices sent via U.S. mail shall be deemed delivered three days after mailing. Notices delivered overnight courier shall be deemed delivered one day following deposit with the courier.

16. Waiver.
The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.
17. Third Party Beneficiary
Each party hereto acknowledges and agrees that HRHH shall be and is an intended third party beneficiary of this Agreement with respect to the provisions of Section 2.7, Section 5, Section 6, Section 7, Section 8 and Section 17 (the “Specified Provisions”) and HRHH shall have the right, power and authority to enforce the Specified Provisions, directly against the Parties hereto as though it was a party to this Agreement. For so long as the Property Management Agreement remains in effect and for the Non-Compete Period with respect to Section 6 and for two years thereafter with respect to Sections 5, 7, 8 and 17, the consent of HRHH shall be required for any waiver, amendment or termination (other than a termination in accordance with this Agreement) to the Specified Provisions and for any other amendment to this Agreement which would be inconsistent with the Specified Provisions.
19. Counterparts and Facsimiles
This Agreement may be executed in multiple counterparts and by facsimile signatures, each of which shall constitute and original and all together as one and the same agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Commencement Date.

JOSEPH A. MAGLIARDITI
/s/ JOSEPH A. MAGLIARDITI

MORGANS HOTEL GROUP MANAGEMENT LLC, BY: MORGANS GROUP LLC, Its managing member,

BY: MORGANS HOTEL GROUP CO., Its managing member,

By:	/s/ FRED J. KLEISNER
	Name:	Fred J. Kleisner
	Title:	Chief Executive Officer

As to Sections 1.2, 3.5, 4.4 and 10 hereof, HARD ROCK HOTEL HOLDINGS, LLC
By:	/s/ FRED J. KLEISNER
	Name:	Fred J. Kleisner
	Title:	President and Director